                                                                    EXHIBIT 2.2


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                            STOCK PURCHASE AGREEMENT

                         ENTERED INTO MARCH ____, 2001,

                                     BETWEEN

                          ERESOURCE CAPITAL GROUP, INC.

                                       AND

                              GLENN I. BARRETT, JR.

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

                                TABLE OF CONTENTS

ARTICLE I.        SALE AND PURCHASE OF THE LST SHARES..........................................   1
         1.1      Sale and Purchase............................................................   1
         1.2      Closing......................................................................   1
         1.3      Purchase Price...............................................................   1
         1.4      Rights of Former Stockholders................................................   2
         1.5      Portion of eRCG Shares Contingent; Sale of eRCG Shares.......................   2
         1.6      Other Agreements.............................................................   2
         1.7      Basic Agreements and Transaction Defined.....................................   3

ARTICLE II.       REPRESENTATIONS AND WARRANTIES...............................................   3
         2.1.     Representations and Warranties of Seller.....................................   3
         2.2.     Representations and Warranties Concerning LST................................   4
         2.3.     Representations and Warranties of Purchaser..................................   7

ARTICLE III.      COVENANTS....................................................................   8
         3.1.     Mutual Covenants.............................................................   8
         3.2.     Seller's Covenants...........................................................   9
         3.3.     No Shop......................................................................  10
         3.4.     Public Announcements.........................................................  10
         3.5.     Confidentiality..............................................................  10
         3.6      Indemnification..............................................................  10

ARTICLE IV.       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER TO CLOSE................  13
         4.1.     Compliance with Seller's Representations, Warranties and Covenants...........  13
         4.2.     No Adverse Change............................................................  13
         4.3.     No Legal Proceedings.........................................................  13
         4.4      Documents to be Delivered by Seller..........................................  14
         4.5      Consents.....................................................................  14
         4.6      Listing of eRCG Shares.......................................................  14
         4.7      Amendment of Stock Option Plan...............................................  14
         4.8      Cancellation of Outstanding Options..........................................  14
         4.9      Sale by Other LST Stockholders...............................................  14
         4.10     Consummation of Private Placement by LST.....................................  14
         4.11     Investigation................................................................  14


                                       ii
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
ARTICLE V.        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER TO CLOSE...................  14
         5.1.     Compliance with Purchaser's Representations, Warranties and Covenants........  14
         5.2.     No Legal Proceedings.........................................................  15
         5.3.     Other Agreements.............................................................  15
         5.4.     Payments.....................................................................  15


ARTICLE VI.       TERMINATION..................................................................  15
         6.1.     Termination and Abandonment..................................................  15

ARTICLE VII.      MISCELLANEOUS................................................................  15
         7.1.     Survival.....................................................................  15
         7.2.     Binding Effect of the Basic Agreements; No Third Party Beneficiaries.........  15
         7.3.     Governing Law................................................................  16
         7.4.     Notices......................................................................  16
         7.5.     Headings.....................................................................  16
         7.6.     Severability.................................................................  16
         7.7.     Expenses.....................................................................  16
         7.8.     Integration; Interpretation..................................................  17
         7.9.     Amendments...................................................................  17
         7.10.    Variation of Pronouns........................................................  17
         7.11     Waivers......................................................................  17
         7.12.    Counterparts; Facsimile Signatures...........................................  17

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("AGREEMENT") is entered into this __ day of March, 2001, between ERESOURCE CAPITAL GROUP, INC., a Delaware corporation ("PURCHASER"), and GLENN I. BARRETT, JR., an individual resident of the State of North Carolina ("SELLER") and a stockholder and the President and Chief Executive Officer of LST, INC., a Delaware corporation d/b/a LifeStyle Technologies ("LST").

         WHEREAS, Seller is the record and beneficial owner of Two Million Two Hundred and Fifty Thousand (2,250,000) shares ("LST SHARES") of LST's common stock, par value $.001 per share ("LST COMMON STOCK"), representing approximately 28% of the issued capital stock of LST; and

         WHEREAS, Seller desires to sell the LST Shares to Purchaser, and Purchaser desires to purchase the LST Shares, upon the terms and conditions set forth herein.

         NOW, THEREFORE in consideration of the mutual promises and covenants contained herein, and for other good valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and subject to the accuracy of the representations and warranties of the parties, the parties hereto agree as follows:

                                       I.

                       SALE AND PURCHASE OF THE LST SHARES

         1.1 SALE AND PURCHASE. Subject to the terms and conditions hereof, at the Closing (as defined in Section 1.2 hereof), Seller agrees to sell, assign, transfer, convey and deliver to Purchaser, and Purchaser agrees to purchase from Seller, the LST Shares.

         1.2 CLOSING. The purchase shall be consummated at a closing ("CLOSING") to take place at the offices of Purchaser on the date and time on which the last of the conditions specified in Articles IV and V hereof have been satisfied or waived, or such other place, time or date as may be mutually agreed upon by the parties hereto.

         1.3 PURCHASE PRICE. The purchase price ("PURCHASE PRICE") for the LST Shares shall be One Dollar and Thirty cents ($1.30) per share, payable in restricted shares (the "ERCG SHARES") of Purchaser's common stock, par value $.04 per share (the "ERCG COMMON STOCK"), with the value of each Purchaser's Share being equal to the average for the five (5) trading days immediately preceding the Closing Date of the daily closing price of eRCG Common Stock as reported by the American Stock Exchange (the "AVERAGE SHARE PRICE"); provided, however, that if the Average Share Price is less than One Dollar ($1.00), then the Average Share Price shall be deemed to be One Dollar ($1.00) for purposes of calculating the Purchase Price due Seller. The Purchase Price shall be paid at Closing, by issuance and delivery of the eRCG Shares to Seller, with Seller receiving cash in lieu of any fractional eRCG Share that Seller may be entitled to receive pursuant to this Section 1.3. Purchaser will give stop transfer instructions to its transfer agent with respect to the eRCG Shares and there will be placed on the certificate(s) representing such eRCG Shares a restrictive legend.

         1.4 RIGHTS OF FORMER STOCKHOLDERS. Until surrendered for exchange, each certificate representing LST Shares shall from and after the Closing represent for all purposes only the right to receive the Purchase Price. Seller will not be entitled to vote or give its consent after the Closing at any meeting or action by written consent of Purchaser's stockholders until it has exchanged its certificates representing the LST Shares for certificates representing the eRCG Shares.

         1.5      PORTION OF ERCG SHARES CONTINGENT; SALE OF ERCG SHARES.

         (a) Notwithstanding Section 1.3 hereof, the delivery by Purchaser to Seller of One Million (1,000,000) eRCG Shares that Seller is entitled to receive pursuant to such Section 1.3 (the "CONTINGENT CONSIDERATION") is contingent upon LST meeting or exceeding the specified performance milestones at specified milestone dates through March 31, 2002 as set forth in Exhibit 1.5 attached hereto. Provided LST meets all the performance milestones, the Contingent Consideration shall be payable in equal installments set forth on Exhibit 1.5 attached hereto that correspond with each performance milestone within thirty
(30) days of Purchaser's receipt and confirmation of financial statements and reasonable supporting documentation from LST (the "CONTINGENT PAYMENT DATE ") associated with such performance milestone. If LST does not meet a specified performance milestone, then Purchaser is not obligated to deliver to Seller the Contingent Consideration installment on the specified milestone date. However, the performance milestones are cumulative in nature, and, therefore, if LST does not meet an earlier performance milestone but does meet a subsequent performance milestone, then, upon the Contingent Payment Date corresponding to the subsequent performance milestone, Purchaser shall deliver to Seller the installment of Contingent Consideration for the performance milestone that LST met as well as the installment of Contingent Consideration for the earlier performance milestone that LST failed to meet.

         (b) Seller hereby agrees that for a period commencing on the Closing and ending on the three (3) year anniversary thereof, the number of shares of eRCG Common Stock sold by or for the account of Seller (whether or not (i) such shares are now owned by Seller or are acquired by Seller after the date hereof or (ii) such shares are restricted or unrestricted securities under applicable securities laws) on any day (the "SALES DATE") shall not exceed ten percent (10%) of the average five (5) day reported volume of trading of eRCG's Common Stock on all national securities exchanges and/or reported through the automated evaluation system of a registered securities association preceding the Sales Date.

         SELLER EXPRESSLY ACKNOWLEDGES AND AGREES THAT THE OTHER STOCKHOLDERS OF LST ARE NOT SUBJECT TO THE PROVISIONS OF THIS SECTION 1.5 OR CERTAIN OTHER PROVISIONS OF THIS AGREEMENT.

         1.6 OTHER AGREEMENTS. At the Closing, the indicated parties shall deliver the following additional agreements:


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                  (a)      Seller shall deliver to Purchaser stock
         certificate(s) representing all of the LST Shares held by Seller, duly endorsed to Purchaser in blank or accompanied by duly executed stock power(s), transferring such LST Shares from Seller to Purchaser;

                  (b) Seller shall deliver to Purchaser an executed counterpart signature page to the Investment Representation Agreement, substantially in the form attached hereto as Exhibit 1.5(b);

                  (c) Seller and LST shall each deliver an executed counterpart signature page to the Employment and Non-competition Agreement, substantially in the form attached hereto as Exhibit 1.6(c); and

                  (d) Purchaser and Seller shall each deliver an executed counterpart signature page to the Registration Rights Agreement, substantially in the form attached hereto as Exhibit 1.5(c).

         1.7 BASIC AGREEMENTS AND TRANSACTION DEFINED. This Agreement and other agreements listed in paragraph 1.6, are sometimes referred to as the "Basic Agreements." The transaction contemplated by the Basic Agreement and the agreements with the other stockholders of LST are sometimes referred to as the "Transaction".

                                       II.

                         REPRESENTATIONS AND WARRANTIES

         2.1 REPRESENTATIONS AND WARRANTIES OF SELLER. With such exceptions, if any, as may be set forth in a letter (the "SELLER DISCLOSURE LETTER") to be delivered by Seller to Purchaser on the date hereof, Seller represents and warrants to Purchaser as follows:

                  (a) TITLE TO THE LST SHARES. At Closing, Seller shall own of record and beneficially the LST Shares free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the LST Shares to Purchaser. No person has any preemptive rights or rights of first refusal with respect to any of the LST Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the LST Shares. There are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the LST Shares.

                  (b) AUTHORITY; CONSENTS. Seller has full power and lawful authority to execute and deliver the Basic Agreements and the Seller Disclosure Letter and to consummate and perform the Transaction contemplated thereby. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations of Seller, enforceable in accordance with their terms. To Seller's knowledge, neither the execution and delivery of the Basic Agreements and the Seller Disclosure Letter by Seller, nor the consummation and performance of the Transaction, conflicts with, requires


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         the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with respect to, any agreement by which Seller is a party or by which Seller or any of its properties or assets are bound or affected. Seller need not give any notice to, make any filings with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the Transaction.

                  (c) NONCONTRAVENTION. Neither the execution and the delivery of the Basic Agreements and Seller Disclosure Letter, nor the consummation of the Transaction, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject.

                  (d) NO STOCK OPTIONS. Seller has no stock options, warrants, rights, calls or any other agreements of any character, whether oral or written, obligating LST to issue any shares of its capital stock.

                  (e) NO EMPLOYMENT AGREEMENT. Seller does not have an employment agreement, letter or other agreement with LST with respect to employment.

                  (f) DISCLOSURE. All statements of Seller contained in the Basic Agreements and in the Seller Disclosure Letter by and on behalf of Seller and LST are true and correct in all material respects and do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Seller, which could have a materially adverse effect upon the business, financial condition, results of operations, assets, liabilities, or prospects of LST, which have not been disclosed to Purchaser in the Basic Agreements or Seller Disclosure Letter.

         2.2 REPRESENTATIONS AND WARRANTIES CONCERNING LST. With such exceptions, if any, as may be set forth in the Seller Disclosure Letter, Seller represents and warrants to Purchaser as follows:

                  (a) ORGANIZATION. LST is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. LST has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. LST is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (b) AUTHORIZED CAPITALIZATION. The authorized capitalization of LST consists of 20,000,000 shares of common stock, par value $.001 per share, of which 8,099,750 shares have been issued and are outstanding. LST has no other capital stock authorized, issued or outstanding and there are no shares of stock held in treasury. The outstanding shares of LST Common Stock have been duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof


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         and were offered, issued, sold and delivered by LST in compliance with all applicable state and federal laws. Except as set forth on Schedule 2.2(b) of the Seller Disclosure Letter, LST does not have any outstanding rights, options, warrants, calls, commitments, conversion or any other agreements of any character, whether oral or written, obligating it to issue any shares of its capital stock, whether authorized or not. LST is not a party to and is not bound by any agreement, contract, arrangement or understanding, whether oral or written, giving any person or entity any interest in, or any right to share, participate in or receive any portion of LST's income, profits or assets, or obligating LST to distribute any portion of its income, profits or assets.

                  (c) CONSENTS. Except as set forth on Schedule 2.2(c) of the Seller Disclosure Letter, to Seller's knowledge, the consummation and performance of the Transaction (i) does not conflict with, require the consent, waiver or approval of, result in a breach of or default under or give to others any interest or rights of termination, cancellation or acceleration in or with respect to, any agreement by which LST is a party or LST or any of its properties or assets are bound or affected, and (ii) will not result in the imposition of any claim, lien, encumbrance or restriction of any kind upon the assets of LST.

                  (d) LST FINANCIAL STATEMENTS. The financial statements of LST (the "LST FINANCIAL STATEMENTS") set forth in Schedule 2.2(d) of the Seller Disclosure Letter are complete, were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods and fairly present the financial position of LST as of December 31, 2000 and there have been no material changes thereafter.

                  (e) COMPLIANCE WITH LAWS. LST is not in violation of any federal, state, local or other law, ordinance, rule or regulation applicable to its business, and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

                  (f) NO LITIGATION. There are no actions, suits, claims, complaints or proceedings pending or threatened against LST, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees of any governmental authority outstanding which specifically apply to LST or any of its assets.

                  (g) MATERIAL CONTRACTS. Schedule 2.2(g) of the Seller Disclosure Letter sets forth a list of all material contracts of LST. LST has in all material respect performed all of its obligations required to be performed by it through the date hereof, and is not in default or alleged to be in default in any material respect, under any contract, including any leases for office space, and to Seller's knowledge, there exists no event, condition or occurrence which, after notice or lapse of time or both, constitutes such a default.

                  (h) EMPLOYMENT MATTERS. LST is not a party to any employment agreements, letters or other agreements with any individual with respect to his or her employment with LST. Schedule 2.2(h) of the Seller Disclosure Letter sets forth a


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

         complete and accurate list of employees and each employee's rate of compensation (including wages and guaranteed or anticipated bonuses). LST is not subject to any labor disputes.

                  (i) NO UNDISCLOSED LIABILITIES. Except as set forth in LST Financial Statements, Seller is not aware of any material liabilities for which LST is currently liable or will become liable in the future.

                  (j) TAXES. LST has timely filed all federal, state, local and foreign tax returns and tax reports required to be filed with the appropriate governmental agency in all jurisdictions in which such returns and reports are required to be filed, excepting only those taxes which will not be due until after the Closing. All such returns and reports are true, correct and complete, and all amounts shown as owing on them have been paid, including all interest, penalties, deficiencies and assessments heretofore levied or assessed against LST. There is no agreement for extension of time of payment of any taxes of LST. There is no examination or audit pending or threatened by the Internal Revenue Service or by any state or local taxing authority with respect to tax matters of LST.

                  (k)      REAL PROPERTY. LST does not own any real property.

                  (l) INSURANCE. A complete and accurate list of all insurance policies held by LST and now in force (including insurance policies covering the assets, business, equipment, properties, employees, officers and directors of LST) are set forth in Schedule 2.2(l) of the Seller Disclosure Letter and are of the type and in amounts customarily carried by persons conducting businesses similar to those of LST. There is no material claim by LST pending under any of the insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

                  (m) INTELLECTUAL PROPERTY. Schedule 2.2(m) of the Seller Disclosure Letter sets forth a complete and accurate list of and describes all franchises, licenses, patents, patent applications, trademarks, service marks, trade names, copyrights and rights with respect to any of the foregoing (collectively, "INTELLECTUAL PROPERTY RIGHTS") presently owned or held by LST. LST owns the right to use all of the Intellectual Property Rights. The Intellectual Property Rights are all that are necessary for LST to conduct its business. No event has occurred which permits, or after notice or lapse of time would permit, the revocation or termination of any of the Intellectual Property Rights. LST has no reason to believe that it is infringing, nor has it received notice with respect to the infringement or possible or claimed infringement, upon, or, that it is otherwise acting adversely to, any known right or claimed right of any person with respect to any Intellectual Property Rights.

                  (n) BENEFIT PLANS. Schedule 2.2(n) of the Seller Disclosure Letter sets forth a complete and accurate list of all of the employee benefit plans that LST maintains or contributes to, or has maintained or to which it has made contributions (including any terminated employee benefit plans). LST does not have any obligation under any


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

         employee benefit plans other than those identified on Schedule 2.2(n), and LST is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all employee benefit plans. The execution and deliver of this Agreement and the consummation of the Transaction will not result in any violations of ERISA or any other laws related thereto.

                  (o) ACCOUNTS RECEIVABLE; CUSTOMERS. All accounts receivable of LST represent in all material respects sales made in the ordinary course of business. Schedule 2.2(o) of the Seller Disclosure Letter sets forth LST's top 20 customers by billings and/or revenues received. Seller has no knowledge of any oral or written notice or other indication from any customer stating that it intends to terminate its business relationship with LST or reduce the amount of business it does with LST.

                  2.3 REPRESENTATIONS AND WARRANTIES OF PURCHASER. With such exceptions, if any, as may be set forth in a letter (the "PURCHASER DISCLOSURE LETTER") to be delivered by Purchaser to Seller on the date hereof, Purchaser represents and warrants to Seller as follows:

                  (a) ORGANIZATION. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business. Purchaser is duly qualified and in good standing as a foreign corporation in each jurisdiction where its ownership of property or operation of its business requires qualification.

                  (b) AUTHORIZED CAPITALIZATION. The authorized capitalization of Purchaser consists of Two Hundred Million (200,000,000) shares of common stock, of which 61,687,654 shares have been issued and are outstanding as of March 7, 2001, and 10,000,000 shares of preferred stock, none of which are issued or outstanding. In addition, Purchaser, as of March 7, 2001, has outstanding warrants and options to purchase 27,380,120 shares of the eRCG Common Stock. At Closing, all issued and outstanding stock of Purchaser, including the eRCG Shares, will have been duly authorized, validly issued, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Seller will receive all right, title and interest to eRCG Shares free and clear of all liens, pledges, mortgages, security interests and claims whatsoever, except those imposed by state and federal securities laws.

                  (c) AUTHORITY; CONSENTS. Purchaser has full power and lawful authority to execute and deliver the Basic Agreements and the Purchaser Disclosure Letter and to consummate and perform the Transaction. The Basic Agreements constitute (or shall, upon execution, constitute) valid and legally binding obligations of Purchaser, enforceable in accordance with their terms. To Purchaser's knowledge, neither the execution and delivery of the Basic Agreements and the Purchaser Disclosure Letter by Purchaser, nor the consummation and performance of the Transaction, conflicts with, requires the consent, waiver or approval of, results in a breach of or default under, or gives to others any interest or right of termination, cancellation or acceleration in or with


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

         respect to, any agreement by which Purchaser is a party or by which Purchaser or any of its properties or assets are bound or affected.

                  (d) INVESTMENT INTENT. Purchaser is acquiring the LST Shares for its own account, for investment purposes only, and not with a view to the sale or distribution of any part thereof and Purchaser has no present intention of selling, granting participation in, or otherwise distributing the same. Purchaser understands the specific risks related to an investment in the LST Shares, especially as it relates to the financial performance of LST.

                  (e) FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. Purchaser has filed all material reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") pursuant to applicable state and federal securities laws through the date hereof (the "SEC DOCUMENTS") and the SEC Documents constitute all material documents required to have been filed by Purchaser pursuant to such laws.

                  (f) DISCLOSURE. All statements of Purchaser contained in the Basic Agreements and in the Purchaser Disclosure Letter by or on behalf of Purchaser are true and correct in all material respects and, when considered in conjunction with the SEC Documents, do not omit any material fact necessary to make the statements contained therein not misleading in light of the circumstances under which they were made. There are no facts known to Purchaser which could have a material adverse affect upon the business, financial condition, results of operations, assets or liabilities of Purchaser, which have not been disclosed to Seller in the Basic Agreements, the Purchaser Disclosure Letter or the SEC Documents.

                                      III.

                                    COVENANTS

         3.1 MUTUAL COVENANTS. Purchaser and Seller, on behalf of LST and to the best of Seller's ability, each covenant and agree that from the date hereof until Closing each shall:

                  (a) ORDINARY COURSE OF BUSINESS. Operate its business only in the ordinary course and use its best efforts to preserve its business, properties, assets, contracts, organization, goodwill and relationships with persons with whom it has business dealings.

                  (b) NO INDEBTEDNESS. Not create, incur, assume, guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business.


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

                  (c) MAINTAIN BOOKS. Maintain its books, accounts and records in the usual, regular and ordinary business manner and in accordance with generally accepted accounting principles applied on a basis consistent with past practices.

                  (d) NO AMENDMENTS. (i) Not amend its corporate charter or bylaws (or similar documents) or material contracts, and (ii) maintain its corporate existence, licenses, permits, powers and rights in full force and effect.

                  (e) TAXES AND ACCOUNTING MATTERS. (i) File when due all federal, state and local tax returns and reports which shall be accurate and complete, including, but not limited to, income, franchise, excise, ad valorem, and other taxes with respect to its business and properties, and to pay as they become due all taxes or assessments, except for taxes for which adequate reserves are established and which are being contested in good faith by appropriate proceedings, and (ii) not change its accounting methods or practices or any depreciation, amortization or inventory valuation policies or practices.

                  (f) DUE COMPLIANCE. Comply in all material respects with all laws, regulations, rules and ordinances applicable to it and to the conduct of its business.

                  (g) CONSENTS. Use its best efforts to obtain the consent or approval of each person or entity whose consent or approval is required for the consummation of the Transactions.

                  (h) EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper and advisable under applicable laws to consummate and make effective, as soon as practicable after the date of this Agreement, the Transaction.

         3.2 SELLER'S COVENANTS. Seller, on behalf of LST and to the best of Seller's ability, covenants and agrees from the date hereof until Closing, LST shall:

                  (a) COMPENSATION. Not (i) enter into or alter any employment agreements, (ii) grant any severance or increase in compensation other than normal merit increases consistent with its general prevailing practices to any officer or employee, (iii) enter into or alter any labor or collective bargaining agreement or any bonus or other employee fringe benefit, or (iv) adopt or amend any employee stock option plan.

                  (b) NO SECURITIES ISSUANCES OR CHANGES/NO DISTRIBUTIONS. Not to (i) issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities, (ii) accelerate or amend the period of exercisability of warrants or restricted stock or reprice any warrants or authorize cash payments in exchange for any warrants, or (iii) declare or pay any dividends on or make any other distributions in any form in respect of capital stock, or split, combine or reclassify any capital stock.

         3.3 NO SHOP. Seller agrees to, and to the best of Seller's ability shall cause LST to, negotiate exclusively with Purchaser and not to solicit, negotiate, enter into any agreement or entertain other offers or alternative proposals for the LST Shares or the acquisition of Seller, its assets or stock from the date hereof until the earlier of (i) termination of this Agreement or
(ii) August 31, 2001.

         3.4 PUBLIC ANNOUNCEMENTS. Seller shall not, and to the best of Seller's ability shall cause LST not to, without the prior written consent of Purchaser, make any announcement, issue any press release or make any statement to any third party with respect to the Transaction except as may be necessary to comply with any law, regulation or order and then only after prior notice to Purchaser as to the content of such announcement.

         3.5 CONFIDENTIALITY. Seller agrees to, and to the best of Seller's ability shall cause LST to, maintain the confidentiality of all confidential information furnished to it related to Purchaser and shall not use or disclose such information for any purpose, except in furtherance of the Transaction.

         3.6      INDEMNIFICATION.

                  (a) OBLIGATIONS. Seller shall indemnify, reimburse and hold harmless Purchaser, its affiliates and any successor or assigns (the "INDEMNIFIED PERSONS") for any and all direct or indirect claims, losses, liabilities (actual or contingent), damages (including special and consequential damages), costs (including court costs) and expenses (including all attorneys' and accountants' fees and expenses on a full indemnity basis) (hereinafter "A LOSS" or "LOSSES"), as a result of or in connection with (i) any breach, inaccuracy or untruth of any warranty, whether such breach, inaccuracy or untruth exists or is made on the date of this Agreement or as of the Closing, (ii) any breach of or noncompliance by Seller with any covenant or agreement of Seller contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement, or (iii) the sale of any capital stock or other securities of LST including, without limitation, the sale of LST Common Stock pursuant to that certain Private Placement Memorandum dated July 15, 2000 (the "LST PRIVATE PLACEMENT MEMORANDUM").

                  (b) NOTIFICATION. Seller hereby undertakes to notify Purchaser without delay of the occurrence of any event which constitutes or may with the passage of time constitute an event entitling any Indemnified Person to indemnification under this Section.

                  (c) NOTICE OF CLAIM. To seek indemnification hereunder, an Indemnified Person shall notify Seller of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.

                  (d) DEFENSE OF CLAIMS. Seller shall have the right to undertake by counsel of its own choosing, the defense of a claim by a third party which has resulted in a claim for indemnification hereunder. If Seller shall elect not to undertake such defense, or within a reasonable time after notice of any such claim from the Indemnified Persons shall fail to defend in a reasonable manner, the Indemnified Persons (upon further written notice to Seller) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of their own choosing, on behalf of and for the account and risk of Seller (subject to the right of Seller to assume defense of such claim at any time prior to settlement, compromise or final determination thereof). Notwithstanding anything to the contrary herein, if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Persons, other than as a result of money damages or other money payments, (i) all Indemnified Persons shall have the right, at their own cost and expense, to participate in the defense, compromise or settlement of the claim, (ii) Seller shall not, without all Indemnified Persons' written consent, settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to all Indemnified Persons of a release from all liability in respect of such claim, and
         (iii) in the event that Seller undertakes defense of any claim, the Indemnified Persons, by counsel or other representatives of their own choosing and at their sole cost and expense, shall have the right to consult with Seller and its counsel concerning such claim and Seller and the Indemnified Persons and their respective counsel or other representatives shall cooperate with respect to such claim.

                  (e)      RIGHT OF RECOUPMENT AND SET OFF.

                           (i) Liquidated Losses; Set Off. Purchaser will be entitled at any time prior to March 31, 2002 to set off or recoup any Loss that has been actually incurred by or imposed upon Indemnified Parties (a "LIQUIDATED LOSS") against the Contingent Consideration (a "SET OFF"). Prior to or concurrently with each exercise by Purchaser of its right of Set Off, Purchaser will deliver a written notice to Seller (the "SET OFF NOTICE"), which notice will set forth the amount of the Liquidated Loss, together with a reasonably detailed statement of the circumstances under which such Liquidated Loss was incurred by or imposed upon the applicable Indemnified Party and the total of all Liquidated Losses that have been Set Off by Purchaser through the date of the Set Off Notice.

                           (ii)     Unliquidated Losses; Set Off Reserves.

                                    (1)      Establishment of Set Off Reserves.
                  At any time prior to March 31, 2002, if and to the extent that Purchaser reasonably determines that it is reasonably likely that any Loss that has not yet become a Liquidated Loss (an "UNLIQUIDATED LOSS") will be incurred by or imposed upon an Indemnified Party at any time in the future with respect to any claim of which Purchaser has notice prior to March 31, 2002, Purchaser will be entitled to establish a reasonable reserve (a "SET OFF RESERVE") against the Contingent Consideration in respect or such Unliquidated Loss. Purchaser will take into consideration the availability of insurance coverage for any Unliquidated Loss in establishing any Set Off Reserve.

                                    (2)      Set Off Reserve Notice. Prior to or
                  concurrently with the establishment of a Set Off Reserve, Purchaser will deliver a written notice to Seller (the "SET OFF RESERVE NOTICE"), which notice will set forth the amount of the Unliquidated Loss, together with a reasonably detailed statement of the basis for Purchaser's determination that such Unliquidated Loss is reasonably likely to be incurred by or imposed upon the applicable Indemnified Party and the total of all Set Off Reserves through the date of the Set Off Reserve Notice.

                                    (3)      Suspension of Obligations. The
                  obligation of Purchaser to pay the Contingent Consideration to the Seller, as provided in Section 1.5 hereof, will be suspended to the extent of the aggregate amount of all Set Off Reserves not settled pursuant to Section 3.6(e)(ii)(4) hereof at the time of such payment; provided, however, that Purchaser shall at all times work diligently and in good faith to resolve any claims to which the Set Off Reserve relates.

                                    (4)      Settlement of Set Off Reserves. If
                  at any time it is determined that any Set Off Reserve exceeds the aggregate amount of the Losses ultimately incurred by or imposed upon the Indemnified Parties as a result of or based upon the events or conditions to which the Set Off Reserve relates (the "FINAL LOSS AMOUNT"), Purchaser will promptly pay to the Sellers the amount of such Set Off Reserve in excess of such Final Loss Amount.

                           (iii) Good Faith Exercise; No Breach. Purchaser will act in good faith in the exercise of its rights under
                  Section 3.6(e) hereof. It is expressly agreed that the exercise in good faith by Purchaser of the right to Set Off and to establish Set Off Reserves and the other rights and remedies granted to Purchaser pursuant to Section 3.6(e) hereof will in no event be deemed to constitute or give rise to a violation or breach of, or a default under, this Agreement.

                           (iv) Non-Exclusive Source. The Contingent Consideration shall serve as a non-exclusive source for any claims of Purchaser for indemnification pursuant to Section
                  3.6 hereof.

         (f) OTHER RIGHTS. The indemnities granted hereunder are in addition to and not in substitution for any other right or remedy an Indemnified Person may now have or may subsequently take or hold, and may be enforced without first recourse to such other right or remedy and without taking any steps or proceedings in connection therewith, and notwithstanding any rule of law or equity or statutory provision to the contrary.

                                       IV.

                           CONDITIONS PRECEDENT TO THE
                        OBLIGATIONS OF PURCHASER TO CLOSE

         The obligation of Purchaser to close the Transaction is subject to the fulfillment prior to the Closing of each of the following conditions, which may be waived in whole or in part by Purchaser:

         4.1 COMPLIANCE WITH SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Seller contained in Sections
2.1 and 2.2 hereof shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing with the same force and effort as if made at the Closing. Seller shall have performed in all material respects all agreements, covenants and conditions required to be performed by Seller prior to the Closing.

         4.2 NO ADVERSE CHANGE. There shall have been no event, which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of LST.

         4.3 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transaction.

         4.4 DOCUMENTS TO BE DELIVERED BY SELLER. Seller shall have delivered the following documents:

                  (a) Stock certificate(s) representing all of the LST Shares held by Seller, duly endorsed to Purchaser in blank or accompanied by duly executed stock powers;

                  (b) All agreements referred to in Section 1.6 hereof, executed by all parties thereto other than Purchaser;

                  (c) Waiver of LST's right of first refusal under Stockholders' Agreement;

                  (d) Legal opinion of counsel to LST, in a form acceptable to Purchaser; and

                  (e) Such other documents or certificates as shall be reasonably required by Purchaser or its counsel in order to close and consummate the Transaction.

         4.5      CONSENTS.

                  (a) BY PURCHASER. Purchaser's Board of Directors shall have approved and taken all necessary corporate action to execute, deliver and perform the Basic

         Agreements, the Purchaser Disclosure Letter and consummate the Transaction.

                  (b) BY LST. LST shall have delivered to Purchaser any and all consents, waivers or approvals of any government, government agency or other third party necessary to the consummation and performance of the Transaction.

         4.6 LISTING OF ERCG SHARES. The eRCG Shares to be issued in connection with the Transaction shall be listed for trading on the American Stock Exchange.

         4.7 AMENDMENT OF STOCK OPTION PLAN. LST shall have caused Article X of that certain LST, Inc. Omnibus Stock Option and Award Plan dated September 29, 2000 (the "STOCK OPTION PLAN") to be amended to provide that upon a "Change of Control" (as defined in the Stock Option Plan) all outstanding options shall be cancelled and any vested, but unexercised options shall no longer be exercisable.

         4.8 CANCELLATION OF OUTSTANDING OPTIONS. LST shall have cancelled any and all outstanding options, whether granted pursuant to the Stock Option Plan or otherwise, and any vested but unexercised options shall no longer be exercisable.

         4.9 SALE BY OTHER LST STOCKHOLDERS. Stockholders of LST holding one hundred percent (100%) of the issued and outstanding LST Common Stock shall have entered into stock purchase agreements with Purchaser similar to this Agreement and the other agreements set forth in Section 1.6 hereof.

         4.10 CONSUMMATION OF PRIVATE PLACEMENT BY LST. LST shall have sold 2,500,000 shares of LST Common Stock for a purchase price of One Dollar ($1.00) per share pursuant to the terms of the LST Private Placement Memorandum.

         4.11 INVESTIGATION. Purchaser shall have satisfactory completed its due diligence investigation of LST. No investigation by Purchaser shall affect the representations and warranties of Seller.

                                       V.

                           CONDITIONS PRECEDENT TO THE
                         OBLIGATIONS OF SELLER TO CLOSE

         The obligation of Seller to close the Transaction is subject to the fulfillment prior to Closing of each of the following conditions, which may be waived in whole or in part by Seller:

         5.1 COMPLIANCE WITH PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Purchaser in Section 2.3 of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing. Purchaser shall have performed in all material respects all agreements, covenants and conditions required to be performed by Purchaser prior to the Closing.

         5.2 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transaction.

         5.3 OTHER AGREEMENTS. Purchaser shall have executed and delivered all agreements referred to in Section 1.6 hereof, to be executed by the Purchaser.

         5.4 PAYMENTS. Seller shall have received from Purchaser all of eRCG Shares and cash in lieu of any fractional eRCG Share that Seller is entitled to receive pursuant to the Basic Agreements.

                                       VI.

                                   TERMINATION

         6.1 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the purchase of the LST Shares may be abandoned before the Closing by:

                  (a)      The mutual consent of Seller and Purchaser;

                  (b)      Purchaser, if the conditions precedent set forth in
         Article IV hereof shall have not have been satisfied on or before the Closing Date (as the same may be extended from time to time); and

                  (c)      Seller, if the conditions precedent set forth in
         Article V hereof shall not have been satisfied on or before the Closing Date (as the same may be extended from time to time).

         Termination shall be effective on the date of receipt of written notice specifying the reasons therefor. Termination shall not relieve any party from liability for any willful breach of this Agreement.

                                      VII.

                                  MISCELLANEOUS

         7.1 SURVIVAL. Except for the provisions of Sections 2.1, 2.2, 3.4 and 3.5 and Article VII hereof, which shall survive the Closing or termination hereof for a period of two (2) years, none of the representations and warranties contained in this Agreement or in any certificate, exhibit or other document delivered pursuant to this Agreement shall survive the Closing.

         7.2 BINDING EFFECT OF THE BASIC AGREEMENTS; NO THIRD PARTY BENEFICIARIES. The Basic Agreements and the other instruments delivered by or on behalf of the parties pursuant thereto, constitute the entire agreement between the parties. The terms and conditions of the Basic Agreements shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. Nothing in the Basic Agreements, expressed or implied, confers any rights or remedies upon any party other than the parties hereto and their respective heirs, legal representatives, successors and assigns.

         7.3 GOVERNING LAW. The Basic Agreements and the other instruments delivered by or on behalf of the parties pursuant hereto are made pursuant to, and will be construed under, the laws of the State of Delaware, without regard to its conflicts of law principles.

         7.4 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service, sent via facsimile transmission (receipt confirmed), or three (3) business days after it is deposited in the United States mail, certified or registered, return receipt requested, postage prepaid, to:

                  (a)      If to Seller to:

                           Glenn I. Barrett, Jr.
                           c/o LST, Inc.
                           6201 Fairview Road, Suite 200
                           Charlotte, NC 28210
                           Telephone: (704) 401-3377
                           Fax: (704) 401-3333

                  (b)      If to Purchaser, to:

                           eResource Capital Group, Inc.
                           5935 Carnegie Boulevard, Suite 101
                           Charlotte, NC  28209
                           Attention: Melinda Morris Zanoni, Executive Vice
                                      President
                           Telephone: (704) 553-9330
                           Fax: (704) 553-7136

         These addresses may be changed from time to time by like written notice to the other party.

         7.5 HEADINGS. The headings contained in this Agreement are for reference only and will not affect in any way the meaning or interpretation of this Agreement.

         7.6 SEVERABILITY. If any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable under applicable law, then this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. The remaining provisions of this Agreement shall be given effect to the maximum extent then permitted by law.

         7.7 EXPENSES. Each party shall pay all fees and expenses incurred by it incident to this Agreement and in connection with the consummation of the Transaction.

         7.8 INTEGRATION; INTERPRETATION. The Basic Agreements and all documents and instruments executed pursuant hereto merge and integrate all prior agreements and representations respecting the Transaction, whether written or oral, and constitute the sole agreement of the parties in connection therewith. This Agreement has been negotiated by and submitted to the scrutiny of both Seller and Purchaser and their counsel and shall be given a fair and reasonable interpretation in accordance with the words hereof, without consideration or weight being given to its having been drafted by either party hereto or its counsel.

         7.9 AMENDMENTS. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto.

         7.10 VARIATION OF PRONOUNS. All pronouns and any variations thereof shall be deemed to reflect masculine, feminine, or neuter, singular or plural, as the identity of the person or entity may require.

         7.11 WAIVERS. Purchaser and Seller may, in writing, amend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein. Failure to pursue any legal or equitable remedy or right available to a party shall not constitute a waiver of such right, nor shall any such forbearance, failure or actual waiver imply or constitute waiver of subsequent default or breach.

         7.12 COUNTERPART; FACSIMILE SIGNATURES. This Agreement may be executed in counterparts (whether by facsimile or otherwise), each of which will be deemed an original and all of which together will constitute one instrument.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed, on the date first written above.

                                    PURCHASER:

                                    ERESOURCE CAPITAL GROUP, INC.


                                    BY:
                                       -----------------------------------------
                                            MELINDA MORRIS ZANONI
                                            ITS: EXECUTIVE VICE PRESIDENT

                                    SELLER:


                                    --------------------------------------------
                                    GLENN I. BARRETT, JR.